Exhibit 99.1

For Immediate Release

Contacts:	For JER Partners	For Starwood Hotels & Resorts
	David B. Sturtevant	Nadeen N. Ayala
	Vice President of PR	Director, Corporate PR
	ROI Public Relations daves@roiadvertising.com	(914) 640-8259

JER PARTNERS ACQUIRES THE WESTIN MICHIGAN AVENUE HOTEL
FROM A SUBSIDIARY OF WESTIN HOTELS LIMITED PARTNERSHIP FOR $137 MILLION

CHICAGO, IL – January 27, 2005 – Virginia-based JER Partners announced today that it has acquired the landmark 751-room Westin Michigan Avenue hotel in Chicago from a subsidiary of Westin Hotels Limited Partnership (“WHLP”) for $137 million. Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) will continue to manage the hotel under its Westin flag, which has flown at the hotel for nearly 25 years. Starwood owns approximately 24.9% of the outstanding limited partnership interests in WHLP.

With a premier location at the north end of Chicago’s famous “Magnificent Mile” the Westin Michigan Avenue provides guests with convenient access to Chicago’s business districts, famed shopping, fine restaurants and myriad cultural activities as well as the city’s breathtaking lakefront, beaches, running and cycling paths.

The hotel is in the final phase of a $22 million facelift, which includes new guestrooms outfitted with Westin’s iconic Heavenly Beds®, as well as a new lobby, designed in keeping with Westin’s “Modern Luxury” design sensibility. By March 2005, the hotel will complete renovations on its 35,000 sq. ft. of banquet and meeting rooms, as well as guestroom corridors. The hotel will also debut a new WestinWORKOUT® Powered by Reebok fitness facility featuring new state-of-the-art fitness equipment and a Cardio Theater.

“JER is excited about the capital improvements underway at the hotel,” stated Cia Buckley, Senior Managing Director of North American Investments at JER. “It is our intention to continue to commit capital resources to the hotel, with the aim of improving the overall guest experience. In addition, we are delighted to have Starwood managing the hotel. Their experience in the hospitality industry, generally, and at this property, specifically, will ensure continued success for everyone involved.”

“We are thrilled to continue to manage this landmark property which has given the Westin brand such a prominent presence in Chicago,” said Sue Brush, senior vice president of Westin Hotels & Resorts. “Its location across from the Hancock Building and in the heart of the grand shopping along Michigan Avenue is second to none.”

JER Partners has launched five private equity real estate investment funds since 1997 with over $2 billion in committed equity capital. These funds together with their financial partners have to date made gross investments of $6 billion in real estate assets. Most of JER’s investments are in office, retail, multi-family and industrial properties. Other areas of investment include Commercial Mortgage-Backed Securities (“CMBS”), hospitality, healthcare related real estate and mezzanine financing.

JER Partners is the private equity investment arm of the J.E. Robert Companies, a real estate investment management company with over 23 years of experience in sourcing, underwriting and managing a broad spectrum of real estate, debt products and equity investments in North America and Europe. Since 1991, together with its financial partners, the J.E. Robert Companies has invested in or managed over 160 transactions with a gross purchase price of $11 billion.

Westin Hotels & Resorts, with 121 hotels and resorts in 31 countries and territories, is owned by Starwood Hotels & Resorts Worldwide, Inc. and was ranked “Highest in Guest Satisfaction Among Upscale Hotel Chains” in J.D. Power and Associates 2004 North America Hotel Guest Satisfaction StudySM. Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 750 properties in more than 80 countries and 110,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis, The Luxury Collection, Sheraton, Westin, Four Points by Sheraton, W brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

** Please contact Starwood’s new, toll-free media hotline at (866) 4-STAR-PR
(866-478-2777) for photography or additional information.**

# # #